Exhibit 99.1

INCOME FUND

NINE, LLC

ANNUAL

PORTFOLIO OVERVIEW

2008

LETTER FROM THE CEOs

Dear investor in ICON Income Fund Nine, LLC:

We write to briefly summarize our activity in 2008.  A more detailed analysis, which we encourage you to read, is contained in our Form 10-K.  Our Form 10-K, as well as our other annual, quarterly and current reports are available in the Investor Relation’s section of our website www.iconcapital.com.

As of December 31, 2008, Fund Nine was in its liquidation period. During the liquidation period, distributions that are generated from net rental income and proceeds from equipment sales generally fluctuate as remaining leases come to maturity and equipment coming off lease is sold.  Throughout the year, we made distributions in the amount of $7,755,573.  Total distributions as of December 31, 2008 were $53,722,378, with an investor that invested $10,000 at inception receiving $6,156.70 in cash distributions.

2008 was an active year for Fund Nine.  We saw leases mature and sold equipment subject to lease with GEICO, Hudson Crossing Surgery Center, Rite Aid and Trinity Rail Management.

We currently own two aircraft subject to leases with Cathay Pacific Airways Limited that are scheduled to come off lease during the third quarter of 2011.  While the airline industry’s move toward more fuel efficient aircraft will impact the value of the assets, we anticipate that the recent drop in fuel prices and combined delays in the production and delivery of new wide-body aircraft are positive mitigants, which may ultimately improve our ability to sell the aircraft for a favorable sale price.  We currently estimate future proceeds from these investments to be between $12.5 million and $14 million.

We invite you to read through our portfolio overview on the pages that follow and, as always, thank you for entrusting ICON with your investment assets.  We look forward to sharing future successes.

Sincerely,

Michael A. Reisner	Mark Gatto
Co-President and Co-Chief Executive Officer	Co-President and Co-Chief Executive Officer

ICON Income Fund Nine, LLC

- Annual Portfolio Overview 2008 -

We are pleased to present ICON Income Fund Nine, LLC’s (the “Fund”) annual Portfolio Overview for 2008.  References to “we”, “us” and “our” are references to the Fund, references to “ICON Capital” or the “Manager” are references to the manager of the Fund, ICON Capital Corp.

The Fund

We raised approximately $100,000,000 commencing with our initial offering on November 26, 2001 through the closing of the offering on April 30, 2003.  During the reporting period, we continued to operate in our liquidation period.

Portfolio Overview

Our equipment portfolio consists of investments that we have made directly, as well as those that we have made with our affiliates.  As of December 31, 2008, our equipment portfolio consisted primarily of the following investments:

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We, along with ICON Leasing Fund Eleven, LLC and ICON Income Fund Ten, LLC have ownership interests of 14.40%, 13.26% and 72.34%, respectively, in a joint venture that owns telecommunications equipment subject to a 48-month lease with Global Crossing Telecommunications, Inc. Our interest was acquired for approximately $2,000,000.  The lease is scheduled to expire on October 31, 2010.

•
Microprocessor manufacturing devices and semi-conductor memory testing equipment leased to Spansion LLC (“Spansion”). The equipment is subject to three leases.  Two of those leases expired on March 31, 2008 and were renewed for fifteen-month periods commencing on April 1, 2008.  The third lease expired on June 30, 2008 and was renewed for an additional twelve-month period.  On March 1, 2009, Spansion filed for financial restructuring in the United States Bankruptcy Court. On March 12, 2009, Spansion rejected the two leases that were renewed on April 1, 2008 and the equipment will be returned.  In addition, Spansion confirmed the lease that was extended on July 1, 2008. Based on our assessment of the equipment and knowledge of the market for such equipment, the lease rejections are not expected to have a material adverse affect on us.

•
Vacuum bag manufacturing equipment subject to various leases with Wildwood Industries, Inc (“Wildwood”).  We originally purchased the equipment for approximately $3,472,000.  On August 31, 2008 and September 30, 2008, two leases with Wildwood expired and were renewed for twelve-month periods commencing on September 1, 2008 and October 1, 2008, respectively.  On March 5, 2009, an involuntary petition under Chapter 11 of the United States Bankruptcy Code was filed against Wildwood by three of Wildwood’s creditors in United States Bankruptcy Court. At this time it is not possible to determine the effect of the bankruptcy filing on our ability to collect the remaining rental payments due to us under the leases.

•
Fifty Great Dane refrigerated trailers subject to lease with Conwell Corporation, a wholly-owned subsidiary of Frozen Foods Express Industries, Inc.  The equipment was purchased for $1,962,158 and the lease will expire in April 2010.

•
Medical equipment that is subject to two leases with medical centers in New Jersey.  Two separate leases, one with Short Hills Surgical Center (“Short Hills”) and the other with Hudson Crossing Surgical Center (“Hudson Crossing”) were initially set to expire on December 31, 2007 and were each renewed for additional six-month periods.  On July 1, 2008, Short Hills renewed its lease for an additional eighteen-month period.  Hudson Crossing’s lease continues on a month-to-month basis.  We originally purchased the equipment for an aggregate purchase price of $2,046,000.

•
Two Airbus A340-313X aircraft (B-HXO and B-HXN) leased to Cathay Pacific Airways Limited (“Cathay”).  We own all of the interest in the entity that owns B-HXO and a 50% interest in the entity that owns B-HXN with an affiliate of our Manager, ICON Income Fund Eight B L.P.  The combined purchase price of the interests in both aircraft was approximately $106,333,000, comprised of approximately $6,403,000 in cash and non-recourse debt in the amount of approximately $99,930,000.  The original lease for the first aircraft (B-HXO) was due to expire on June 12, 2006, but was extended until December 1, 2011.  The original lease for the second aircraft (B-HXN) was due to expire on March 27, 2006, but was extended until July 1, 2011.  In connection with both lease extensions, the outstanding debt attributable to each aircraft was refinanced.  The new loans are scheduled to mature concurrently with the lease expiration dates for each aircraft.

•
One Aframax 98,640 DWT (deadweight tonnage) product tanker – the Samar Spirit.  The purchase price of the Samar Spirit was approximately $40,250,000, comprised of approximately $16,868,000 in cash and a non-recourse loan in the amount of approximately $23,382,000.  Simultaneous with the purchase of the Samar Spirit, the vessel was bareboat chartered back to an affiliate of Teekay Corporation (“Teekay”).  The 48-month bareboat charter with the affiliate of Teekay is scheduled to expire in July 2011.

•
Three roll-on-roll-off vehicle transportation vessels bareboat chartered to Wilhelmsen Lines Shipowning AS.  We, through wholly-owned entities, purchased the M/V Trianon (“Trianon”), the M/V Trinidad (“Trinidad”) and the M/V Tancred (“Tancred”) for approximately $74,020,000, comprised of approximately $9,690,000 in cash and a non-recourse loan in the amount of approximately $64,330,000.  The bareboat charters for all three vessels were extended through December 2013.  In connection with the bareboat charter extensions, the outstanding debt attributable to each vessel was refinanced.  The bareboat charter payments will completely repay the principal loan balances associated with each vessel before the end of the bareboat charters.  The refinancing generated $22,043,000 in cash proceeds.  In addition, after debt repayment, the charter extensions will result in excess quarterly cash totaling approximately $11,100,000.

Unguaranteed Residual Interests

•
We entered into an agreement with Summit Asset Management to acquire a 90% interest in the unguaranteed residual values of a portfolio of equipment on lease with various United Kingdom lessees for approximately $4,454,000. The majority of the portfolio is comprised of information technology equipment, including laptops, desktops and printers.  All of the leases expire at various dates through December 2016.  As of December 31, 2008, 2007 and 2006, we received approximately $686,000, $710,000 and $1,104,000, respectively, in proceeds for the sale of our interest in various pieces of equipment.

10% Status Report

As of December 31, 2008, the two Cathay aircraft, the Samar Spirit, the Trinidad, the Trianon and the Tancred were the six assets that individually constituted at least 10% of the aggregate purchase price of our equipment portfolio. All six assets are scheduled to remain on lease during the next year.

As of December 31, 2008, the two Cathay aircraft leases (B-HXO and B-HXN) had 35 and 30 monthly payments remaining, respectively.  Both Cathay aircraft were manufactured in 1996, and to the best of our knowledge, each aircraft retains an airworthiness certificate and is maintained in accordance with the rules and regulations of the governing aviation authority as required under each lease.

As of December 31, 2008, the Samar Spirit, the Trinidad, the Trianon and the Tancred bareboat charters had 31, 58, 58 and 58 monthly payments remaining, respectively. At the time we acquired our interest in the vessels, they were previously commissioned, and to the best of our knowledge, the vessels remains seaworthy, are maintained in good commercial marine standards and in accordance with applicable laws and the regulations of the governing shipping registry as required under the bareboat charters.

Distribution Analysis

During the reporting period, we continued to make monthly distributions at a rate of 9% per annum. Cash available for distributions was generated substantially through cash from operations. From the inception of the offering period, we made 85 monthly distributions to our members. During the year ended December 31, 2008, we paid our members approximately $7,678,006 in cash distributions. As of December 31, 2008, a $10,000 investment made at the initial closing would have received $6,156 in cumulative distributions representing a return of approximately 61% of such initial investment.

Source of Distributions

	Cash from current period operations (1)	Cash accumulated from operations of prior periods	Cash from current period disposition of assets	Capital contributions used to establish the initial reserve	Total distributions

For the year ended
December 31, 2008	$2,045,112	$4,552,446	$941,011	$216,991	$7,755,560

(1)	Included in cash generated from operations are distributions received from joint ventures.

Transactions with Related Parties

Our Manager performs certain services relating to the management of our equipment leasing activities.  Such services include the collection of lease payments from the lessees of the equipment, re-leasing services in connection with equipment which is off-lease, inspections of the equipment, liaise with and general supervision of lessees to assure that the equipment is being properly operated and maintained, monitoring performance by the lessees of their obligations under the leases and the payment of operating expenses.

Administrative expense reimbursements are costs incurred by our Manager or its affiliates that are necessary to our operations.  These costs include our Manager’s and its affiliates’ legal, accounting, investor relations and operations personnel, as well as professional fees and other costs that are charged to us based upon the percentage of time such personnel dedicate to us.  Excluded are salaries and related costs, travel expenses and other administrative costs incurred by individuals with a controlling interest in our Manager.

The Manager also has a 1% interest in our profits, losses, distributions and liquidation proceeds.  We paid distributions to the Manager of $77,556, $89,144 and $89,204 for the years ended December 31, 2008, 2007 and 2006, respectively.  Our Manager’s interest in our net income was $10,478 and $79,400 for the years ended December 31, 2008 and 2007, respectively, and loss of $6,679 for the year ended December 31, 2006.

Fees and other expenses paid or accrued by us to our Manager or its affiliates for the years ended December 31, 2008, 2007 and 2006 were as follows:

Entity	Capacity	Description	2008	2007	2006
ICON Capital Corp.	Manager	Acquisition fees (1)	$-	$-	$60,000
ICON Capital Corp.	Manager	Management fees (2)	526,469	1,780,581	2,114,283
ICON Capital Corp.	Manager	Administrative expense reimbursements (2)	149,844	677,965	596,881
			$676,313	$2,458,546	$2,771,164

(1) Amount capitalized and amortized to operations.
(2) Amount charged directly to operations.

At December 31, 2008, no amounts were owed to our Manager as our Manager had waived $364,877 of administrative expense reimbursements and $1,018,551 of management fees.  Members may obtain a summary of administrative expense reimbursements upon request.

Your participation in the Fund is greatly appreciated and we look forward to sharing continued successes.

We are committed to protecting the privacy of our investors in compliance with all applicable laws. Please be advised that, unless required by a regulatory authority such as the FINRA or ordered by a court of competent jurisdiction, we will not share any of your personally identifiable information with any third party.

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Balance Sheets

Assets

	December 31,
	2008	2007
Current assets
Cash and cash equivalents	$779,544	$5,571,481
Current portion of net investment in finance leases	4,931,094	6,116,872
Other current assets	310,792	286,536

Total current assets	6,021,430	11,974,889

Non-current assets
Net investment in finance leases, less current portion	23,254,147	28,572,690
Leased equipment at cost (less accumulated depreciation of
$12,060,032 and $8,414,864, respectively)	80,239,768	90,756,741
Investments in joint ventures	2,386,093	4,966,239
Investment in unguaranteed residual values	830,764	1,312,364
Other non-current assets, net	1,498,942	1,987,244

Total non-current assets	108,209,714	127,595,278

Total Assets	$114,231,144	$139,570,167

Liabilities and Members' Equity

Current liabilities
Current portion of non-recourse long-term debt	$15,011,601	$18,116,357
Interest rate swap contracts	3,513,483	2,016,033
Deferred revenue	988,634	997,116
Due to Manager	-	87,475
Accrued expenses and other current liabilities	497,076	437,797

Total current liabilities	20,010,794	21,654,778

Non-current liabilities
Non-recourse long-term debt, net of current portion	62,437,098	78,005,924

Total Liabilities	82,447,892	99,660,702

Commitments and contingencies (Note 13)

Members' Equity
Manager	(508,786)	(441,708)
Additional Members	35,721,203	42,361,867
Accumulated other comprehensive loss	(3,429,165)	(2,010,694)

Total Members' Equity	31,783,252	39,909,465

Total Liabilities and Members' Equity	$114,231,144	$139,570,167

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007	2006
Revenue:
Rental income	$16,053,175	$13,832,058	$17,863,494
Finance income	5,767,714	6,747,205	6,461,861
(Loss) income from investments in joint ventures	(1,996,825)	2,305	(279,072)
Net gain on sales of equipment	519,729	2,291,397	128,181
Interest and other (expense) income	(184,921)	587,121	710,689

Total revenue	20,158,872	23,460,086	24,885,153

Expenses:
Management fees - Manager	526,469	1,780,581	2,114,283
Administrative expense reimbursements - Manager	149,844	677,965	596,881
General and administrative	2,025,636	751,566	607,142
Interest	6,497,709	6,657,968	6,897,802
Depreciation and amortization	5,762,239	5,628,072	10,579,026
Impairment loss	4,149,157	10,000	3,005,403
Maintenance expense	-	-	1,317,361

Total expenses	19,111,054	15,506,152	25,117,898

Income before minority interest	1,047,818	7,953,934	(232,745)

Minority interest	-	(13,916)	(435,158)

Net income (loss)	$1,047,818	$7,940,018	$(667,903)

Net income (loss) allocable to:
Additional Members	$1,037,340	$7,860,618	$(661,224)
Manager	10,478	79,400	(6,679)

	$1,047,818	$7,940,018	$(667,903)

Weighted average number of additional shares
of limited liability company interests outstanding	97,955	98,052	98,123

Net income (loss) per weighted average additional
share of limited liability company interests	$10.59	$80.17	$(6.74)

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Changes in Members' Equity

				Accumulated
	Additional Member	Additional		Other Comprehensive	Total Members'
	Shares	Members	Manager	Loss	Equity
Balance, January 1, 2006	98,144	$52,924,519	$(336,081)	$(45,185)	$52,543,253

Net loss	-	(661,224)	(6,679)	-	(667,903)
Foreign currency translation
adjustment	-	-	-	45,185	45,185
Change in valuation of interest rate
swap contracts	-	-	-	(639,304)	(639,304)
Comprehensive loss					(1,262,022)
Redemption of additional shares of limited liability company
interests	(42)	(27,449)	-	-	(27,449)
Cash distributions to members	-	(8,831,229)	(89,204)	-	(8,920,433)

Balance, December 31, 2006	98,102	43,404,617	(431,964)	(639,304)	42,333,349

Net income	-	7,860,618	79,400	-	7,940,018
Change in valuation of interest rate
swap contracts	-	-	-	(1,371,390)	(1,371,390)
Comprehensive income					6,568,628
Redemption of additional shares of limited liability company
interests	(147)	(78,094)	-	-	(78,094)
Cash distributions to members	-	(8,825,274)	(89,144)	-	(8,914,418)

Balance, December 31, 2007	97,955	42,361,867	(441,708)	(2,010,694)	39,909,465

Net income	-	1,037,340	10,478	-	1,047,818
Change in valuation of interest rate
swap contracts	-	-	-	(1,418,471)	(1,418,471)
Comprehensive loss					(370,653)
Cash distributions to members	-	(7,678,004)	(77,556)	-	(7,755,560)

Balance, December 31, 2008	97,955	$35,721,203	$(508,786)	$(3,429,165)	$31,783,252

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$1,047,818	$7,940,018	$(667,903)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Rental income paid directly to lenders by lessees	(12,762,000)	(11,756,059)	(13,470,826)
Finance income	(5,767,714)	(6,747,205)	(6,461,861)
Loss (income) from investments in joint ventures	1,996,825	(2,305)	279,072
Net gain on sale of equipment	(519,729)	(2,291,397)	(128,181)
Net gain on termination of interest rate swap contracts	-	-	(25,656)
Depreciation and amortization	5,762,239	5,628,072	10,579,026
Uncollectible receivables	200,547	-	-
Interest expense from amortization of debt financing costs	450,205	145,817	108,418
Interest expense on non-recourse financing paid directly
to lenders by lessees	6,118,572	6,500,557	5,850,979
Change in fair value of interest rate swap contracts		5,336	41,114
Impairment loss	4,149,157	10,000	3,005,403
Minority interest	-	13,916	435,158
Changes in operating assets and liabilities:
Collection of finance leases	867,898	2,498,952	3,965,426
Other assets, net	(89,382)	(1,530,926)	588,592
Deferred revenue	(9,762)	997,116	(1,613,143)
Due to Manager and affiliates	(87,476)	(106,005)	133,567
Accrued expenses and other current liabilities	82,093	(477,995)	347,212
Distributions to/from minority interest holders and joint ventures	170,725	263,537	-

Net cash provided by operating activities	1,610,016	1,091,429	2,966,397

Cash flows from investing activities:
Proceeds from sales of equipment	941,011	9,356,762	7,864,799
Purchase of equipment	-	(16,867,667)	-
Investments in joint ventures	(22,500)	(11,415)	(2,091,010)
Distributions to joint ventures in excess of profits	435,096	1,264,284	812,508

Net cash provided by (used in) investing activities	1,353,607	(6,258,036)	6,586,297

Cash flows from financing activities:
Cash distributions to members	(7,755,560)	(8,914,418)	(8,920,433)
Proceeds from non-recourse long-term debt	-	-	28,722,634
Financing costs	-	-	(1,182,198)
Repayment of non-recourse long-term debt	-	-	(6,867,630)
Proceeds from revolving line of credit	-	-	875,000
Repayment of revolving line of credit	-	-	(5,410,000)
Proceeds from sale of interest rate swap contracts	-	-	705,000
Redemption of additional shares of limited liability company interests	-	(78,094)	(27,449)

Net cash (used in) provided by financing activities	(7,755,560)	(8,992,512)	7,894,924

Effects of exchange rates on cash and cash equivalents	-	-	45,185

Net (decrease) increase in cash and cash equivalents	(4,791,937)	(14,159,119)	17,492,803

Cash and cash equivalents, beginning of the period	5,571,481	19,730,600	2,237,797

Cash and cash equivalents, end of the period	$779,544	$5,571,481	$19,730,600

ICON Income Fund Nine, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007	2006
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$-	$164,267

Supplemental disclosure of non-cash investing and financing activities:
Principal and interest paid on non-recourse long-term debt
paid directly to lenders by lessees	$24,762,786	$22,243,188	$28,473,277
Borrowings assumed on acquisition of leased equipment	$-	$23,382,333	$-
Reclassification of net assets from investments in leased equipment
to investment in finance leases	$240,000	$-	$45,399,576
Reclassification of net assets from investment in finance leases
to leased equipment	$-	$848,166	$-
Sale proceeds paid directly to minority interest holder from lessee	$-	$639,000	$-

Forward-Looking Information – Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  These statements are being made pursuant to the PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “continue,” “further,” “plan,” “seek,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside our control that may cause actual results to differ materially from those projected.  We undertake no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Required Disclosure

To fulfill our promises to you we are required to make the following disclosures when applicable:

A detailed financial report on SEC Form 10-Q or 10-K (whichever is applicable) is available to you.  It is typically filed either 45 or 90 days after the end of a quarter or year, respectively.  Usually this means a filing will occur on or around March 30, May 15, August 15, and November 15 of each year.  It contains financial statements and detailed sources and uses of cash plus explanatory notes.  You are always entitled to these reports.  Please access them by:

•	Visiting www.iconcapital.com

or

•	Visiting www.sec.gov

or

•	Writing us at: Angie Seenauth c/o ICON Securities Corp., 120 Fifth Avenue, 8th Floor, New York, NY 10011

We do not distribute these reports to you directly in order to keep our expenses down as the cost of mailing this report to all investors is significant.  Nevertheless, the reports are immediately available upon your request.

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